Exhibit 10.20.1
RELOCATION PROPOSAL
James F. Petelle
August 23, 2006
In consideration of you agreeing to move within commuting distance of Mount Airy, NC, Insteel Industries, Inc.(the “Company”) hereby makes the following proposal:
1.)	If you sell your house without incurring a broker commission, the company will pay you a lump sum relocation allowance of 6% of the selling price which is based on 1% toward closing costs on the sale of your home, 1% toward incidental costs of relocating, 2% toward closing cost of a new home and a 2% bonus. ). Payment of the incidental amount will be paid at your request. The amount for closing on your home will be paid at closing of the sale while the amount for closing on your new home will be paid at closing.

2.)	If you utilize the services of a real estate broker to sell your home, the Company will pay actual costs of a broker commission, not to exceed 6% of the appraised value of your house, plus 4% (1% toward closing costs on the sale of your home, 1% toward incidental costs of relocating and 2% toward closing costs on a new home).Payment of the incidental amount will be paid at your request. The amount for closing on your home will be paid at closing of the sale while the amount for closing on your new home will be paid at closing.

3.)	The Company will reimburse you the reasonable cost of moving your household goods to your new residence. An estimate should be obtained from Sheets Moving and Storage, a North American company, at 336-789-5596, and, if you choose, at least one other company of your choice. Once estimates have been obtained, fax them to Gary Kniskern at 336-786-2144 with your preference marked. You will not be required to use Sheets unless their cost is considerably lower than the other estimate.

4.)	In addition, the Company will pay reasonable expenses for you and your family to travel to your new location for your final move as well as for a househunting trip. Reasonable expenses will include meals, lodging, mileage at the IRS mileage rate for relocation (currently $.18 per mile), and other reasonable miscellaneous expenses.

5.)	If you require temporary living quarters prior to selling your current house, Insteel will pay for temporary quarters, including utilities, for up to three (3) months.

6.)	The Company will pay for storage of up to three (3) months for your household goods in the event your house sells before you are able to secure suitable housing in your new location.

Relocation reimbursement, except for movement of household goods and travel to your new location, is taxable income to you. The relocation allowance, storage and the monthly living expenses will be included in your taxable wages prior to the end of the year in which the allowance is paid and will be grossed up to cover estimated taxes. The reimbursement of moving your household goods and the travel of your family to your new residence are not taxable income but will be shown on your W-2 at the end of the year in which the expense is reimbursed.
RELOCATION EXPENSES MUST BE SUBMITTED, TO ME, FOR APPROVAL TO THE UNDERSIGNED ON AN EXPENSE REPORT FORM MARKED “RELOCATION” AT THE TOP AND ONLY CONTAINING RELOCATION EXPENSES.
In the event that you voluntarily terminate your employment with the Company within three (3) years of your employment with Insteel, you agree to reimburse the Company according to the following schedule:

		You will reimburse
		the following % of
If you terminate		total relocation expenses
after	but before	incurred by the company
0 months	12 months	100%
12 months	24 months	80%
24 months	36 months	40%
IT IS NOT THE PURPOSE OF THIS DOCUMENT TO CREATE AN EXPRESS OR IMPLIED CONTRACT OF EMPLOYMENT. IT PROVIDES AN OUTLINE OF AN OFFER TO REIMBURSE YOU FOR EXPENSES CONNECTED WITH RELOCATING. EMPLOYEES ARE EMPLOYEES AT WILL. THE EMPLOYEE OR THE EMPLOYER MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY REASON.

Date	Gary D. Kniskern
Vice President-Administration
Insteel Wire Products Company

Accepted:

Date	James F. Petelle